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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER ("AGREEMENT") dated as of August 20, 2001 by and among Warburg, Pincus Private Equity VIII, L.P., a Delaware limited partnership (the "PURCHASER"), MSN Acquisition Corp., a Delaware corporation ("ACQUISITION"), MSN Holdings, Inc., a Delaware corporation (the "SELLER"), and the stockholders of the Seller identified on Schedule I hereto (the "PRINCIPAL STOCKHOLDERS").

                                    RECITALS

                  A. Acquisition is a wholly-owned subsidiary of the Purchaser, formed solely to effectuate the transactions described in this Agreement.

                  B. The sole business of the Seller consists of ownership of all of the outstanding shares of Medical Staffing Network, Inc., a Delaware corporation (the "SUBSIDIARY"). The Subsidiary is engaged principally in the business of providing temporary healthcare professionals to client facilities on a per diem and long-term contract basis with a focus on the per diem nursing and allied health segments of the medical staffing market.

                  C. The Boards of Directors of the Seller and Acquisition deem a merger of Acquisition with and into the Seller pursuant to the terms of this Agreement (the "MERGER") desirable and in the best interests of the Seller and Acquisition, respectively, and in the best interests of their respective stockholders. The Boards of Directors of the Seller and Acquisition have, by duly adopted resolutions, approved this Agreement.

                  D. As an inducement to the parties to enter into this Agreement, certain stockholders of the Seller listed on Schedule II (the "RETAINING STOCKHOLDERS") have entered into a Voting, Sale and Retention Agreement dated the date hereof, pursuant to which, among other things, they agree to accept disparate treatment in the Merger on the basis provided in this Agreement (the "VOTING, SALE AND RETENTION AGREEMENT").

                  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained therein, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.       MERGER.

                  1.1 THE MERGER. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, Acquisition shall be merged with and into the Seller pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law ("DGCL"). Upon the consummation of the Merger, the separate existence of Acquisition shall cease, and the corporate existence of the Seller, with all its purposes, powers and objects shall continue unaffected and unimpaired by the Merger, and Acquisition and the Seller shall be

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a single surviving corporation which shall be the Seller (sometimes referred to in this Agreement as the "SURVIVING CORPORATION").

                  1.2 CLOSING. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place on October 19, 2001 or as soon thereafter as practicable after all of the conditions precedent to the Merger as set forth in Sections 10 and 11 of this Agreement are satisfied or , to the extent permitted by law, waived. The Closing shall commence at 9:00 local time at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019.

                  1.3 EFFECTIVE TIME OF MERGER. If (a) all of the conditions precedent to the Merger as set forth in Sections 10 and 11 of this Agreement are satisfied or, to the extent permitted by law, waived, and (b) this Agreement is not terminated prior to the Closing as permitted by the provisions of this Agreement, then at the Closing a Certificate of Merger in substantially the form of Exhibit A (the "CERTIFICATE OF MERGER") shall be executed and filed with the Delaware Secretary of State in the manner provided under the DGCL. The Merger shall become effective as of the time at which the Certificate of Merger is filed with the Delaware Secretary of State ("EFFECTIVE TIME").

                  1.4 LEGAL EFFECT. At and after the Effective Time, the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises of Acquisition and the Seller and shall be subject to and shall assume all the duties and liabilities of Acquisition and the Seller as a corporation existing under the DGCL.

                  1.5 OTHER ACTIONS. The Purchaser, Acquisition and the Seller agree to take all actions necessary or appropriate to effectuate the transactions contemplated by this Agreement. If after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall have the authority to take all such action.

                                   ARTICLE II
                            THE SURVIVING CORPORATION

         2.       CORPORATE GOVERNANCE.

                  2.1 CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the Certificate of Incorporation of the Seller shall be amended as set forth in Exhibit B and shall be filed with the Delaware Secretary of State. The Bylaws of the Seller as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended or repealed as provided by law.

                  2.2 DIRECTORS AND OFFICERS. The directors of Acquisition at the Effective Time shall continue as the directors of the Surviving Corporation, and at the Effective Time the officers of the Surviving Corporation shall be as set forth in Exhibit C, to serve, in each case, until their successors shall have been elected or appointed and qualified in the manner provided


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in the Certificate of Incorporation and Bylaws of the Surviving Corporation or
as otherwise provided by law.

                  2.3 EFFECTS OF MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

                                   ARTICLE III
                              CONVERSION OF SHARES

         3.       PAYMENT FOR SHARES.

                  3.1 CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of the Seller, Acquisition or their respective stockholders, the following shall occur:

                  3.1.1 CAPITAL STOCK OF ACQUISITION. All shares of capital stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate number of validly issued, fully paid and nonassessable shares of Common Stock, par value $.01 per share, of the Seller ("SELLER COMMON STOCK") equal to the quotient obtained by dividing (i) the amount of cash contributed to the capital of Acquisition immediately prior to or concurrently with the consummation of the Merger by (ii) the amount of Purchaser Consideration (as defined below).

                  3.1.2 NON-CONVERSION OF CERTAIN SHARES OF SELLER COMMON STOCK. Shares of Seller Common Stock outstanding immediately prior to the Effective Time that are owned by the Purchaser and shares of Seller Common Stock that are owned by the Retaining Stockholders as "Retained Shares" in accordance with the Voting, Sale and Retention Agreement shall not be converted and shall not be otherwise affected by the Merger and shall remain outstanding as Seller Common Stock following the Effective Time. Notwithstanding the foregoing, in the event the Purchaser funds the Purchaser Consideration by capital contributions to the Seller in exchange for securities or units of the Seller other than Seller Common Stock (the "Strip Securities"), (i) the Purchaser (with respect to shares of Seller Common Stock purchased by Purchaser immediately prior to the Effective
Time) shall be entitled to receive in exchange for such purchased shares of Seller Common Stock an aggregate face amount of the Strip Securities (in the same proportion as the Strip Securities acquired by the Purchaser in exchange for its capital contributions to the Seller, based on the dollars invested by the Purchaser) equal to the Purchaser Consideration multiplied by the number of shares of Seller Common Stock purchased by Purchaser immediately prior to the Effective Time, and (ii) each Retaining Stockholder shall be entitled in exchange for its Retained Shares to receive an aggregate face amount of Strip Securities (in the same proportion as the Strip Securities acquired by the Purchaser in exchange for its capital contributions to the Seller, based on the dollars invested by the Purchaser) equal to the Purchaser Consideration multiplied by the number of Retained Shares held by such Retaining Stockholder.

                  3.1.3 CANCELLATION OF TREASURY STOCK. Each share of Seller Common Stock or any other shares of capital stock of the Seller that is held in the treasury of the Seller


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immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  3.1.4 CONVERSION OF SELLER COMMON STOCK. Subject to Sections
3.1.2 and 3.1.3 and Section 3.2, each issued share of Seller Common Stock shall be converted into the right to receive $18.60 per share ("PURCHASER CONSIDERATION"). All certificates formerly representing Seller Common Stock shall be deemed canceled and of no further effect in representing an equity interest in the Surviving Corporation, and from and after the Closing shall represent only the right to receive the Purchaser Consideration to which the holders thereof are entitled in accordance with the terms of this Agreement. All restrictions with respect to shares of Seller Common Stock to be converted into the right to receive Purchaser Consideration that were issued in restricted stock awards pursuant to the Seller's Amended and Restated Executive Incentive Stock Option Plan shall lapse immediately prior to the Effective Time.

                  3.1.5 CONVERSION OF PREFERRED STOCK. Each issued and outstanding share of each class of preferred stock of the Seller that is convertible into Seller Common Stock as of the Effective Time ("SELLER PREFERRED STOCK") shall be converted into the right to receive an amount of cash equal to the product of (i) the Purchaser Consideration times (ii) the number of shares of Seller Common Stock into which each share of Seller Preferred Stock is convertible at the Effective Time (as set forth on Schedule 3.1.5). As of the Effective Time, all certificates formerly representing Seller Preferred Stock shall be deemed canceled and shall not represent an equity interest in the Surviving Corporation, and from and after the Closing shall represent only the right to receive the Purchaser Consideration to which the holders thereof are entitled in accordance with the terms of this Agreement.

                  3.1.6 OPTIONS, WARRANTS, ETC. At the Effective Time and subject to consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall assume the Seller's Amended and Restated Option Plan in accordance with its terms. At or prior to the Effective Time and subject to consummation of the transactions contemplated by this Agreement, the Purchaser shall offer to purchase each warrant outstanding immediately prior to the Closing for a purchase price equal to the difference between (i) the product of the number of shares of Seller Common Stock into which such warrant is exercisable multiplied by the amount of Purchaser Consideration, and (ii) the amount of the exercise price of such warrant. At or prior to the Effective Time and subject to consummation of the transactions contemplated by this Agreement, all convertible securities (other than Seller Preferred Stock) or other rights to acquire Seller Common Stock or Seller Preferred Stock outstanding immediately prior to the Closing shall be exercised by the holders thereof in accordance with the cashless exercise procedure set forth in the documents representing such convertible securities or other rights or, if no such procedure is set forth in such documentation, by such cashless exercise procedure adopted by the Board of Directors of the Seller.

                  3.2 DISSENTING STOCKHOLDERS. Notwithstanding anything in this Agreement to the contrary, Seller Common Stock and Seller Preferred Stock issued and outstanding immediately prior to the Closing and held by any holder entitled to appraisal rights pursuant to


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the DGCL who, on a timely basis, makes and perfects a demand for appraisal of such shares in accordance with all requirements and provisions of the DGCL, and who does not effectively withdraw or lose the right to such appraisal (collectively, "DISSENTING SHARES"), shall not be converted into the right to receive Purchaser Consideration as described in Section 3.1, but shall, from and after the Effective Time, represent only the right to receive the consideration determined to be due to the holder with respect to the Dissenting Shares pursuant to the DGCL; PROVIDED, HOWEVER, that Dissenting Shares held by any stockholder who, after the Effective Time, withdraws his demand for appraisal or loses his right of appraisal with respect to the shares, in either case pursuant to the DGCL, shall be deemed to have been converted, as of the Effective Time, into the right to receive Purchaser Consideration as described in Section 3.1. The Seller shall give to the Purchaser (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other similar instruments served pursuant to the DGCL received by the Seller and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Seller will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of the Purchaser, settle or offer to settle any such demands.

                  3.3 SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

                  3.3.1 Each certificate representing shares of Seller Common Stock or Seller Preferred Stock (except certificates representing Retained Shares) (collectively, "SELLER SHARES") shall be canceled upon the Merger pursuant to Section 3.1 and the holders thereof may thereafter surrender such certificate or certificates to the Surviving Corporation. The Surviving Corporation agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Seller Shares as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of certificates representing Seller Shares, the Surviving Corporation shall pay the holder of such certificates in exchange therefor cash in an amount equal to the Purchaser Consideration represented by such certificate or certificates.

                  3.3.2 If payment of cash in respect of canceled Seller Shares is to be made to a Person other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not payable.

                  3.3.3 At the Effective Time, the stock transfer books of the Seller shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Seller. If, after the Effective Time, certificates for Seller Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 3.1. No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Seller Shares.



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                  3.3.4 None of the Seller, the Purchaser, the Surviving
Corporation or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of cash delivered by the Surviving Corporation to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  3.3.5 All cash paid upon the surrender for exchange of a certificate or certificates representing Seller Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Seller Shares exchanged for cash theretofore represented by such certificate or certificates.

                  3.3.6 If a holder of Seller Shares claims the certificate for such holder's Seller Shares has been lost, stolen or destroyed, such holder of Seller Shares shall be entitled to receive Purchaser Consideration with respect to such Seller Shares upon the delivery to the Surviving Corporation of an affidavit of that fact by the Person claiming the certificate of stock to be lost, stolen or destroyed and, at the discretion of the Board of Directors of Surviving Corporation, upon the deposit of a bond or other indemnity as such Board reasonably requires.

                  3.3.7 The Purchaser Consideration paid in the Merger shall be net to the holder of Seller Shares in cash, subject to reduction only for any applicable Federal back-up withholding or, as set forth in Section 3.3.2, stock transfer taxes payable by such holder.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Purchaser as follows:

                  4.1 ORGANIZATION AND GOOD STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power to own, lease and operate its business and properties and to carry on its business in the places and in the manner presently conducted. The Seller is the sole stockholder of the Subsidiary, which is the only subsidiary of the Seller. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power to own, lease and operate its business and properties and to carry on its business in the places and in the manner presently conducted. The Seller is duly qualified as a foreign corporation and in good standing in Florida and the Subsidiary is duly qualified as a foreign corporation and in good standing in the states indicated in
Schedule 4.1, which constitute all of the states in which the Subsidiary is required to be so qualified.

                  4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The Seller has all requisite corporate authority and power to execute and deliver this Agreement and the documents and instruments contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this


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Agreement and the documents and instruments contemplated hereby or to consummate the transactions contemplated hereby and thereby. This Agreement has been and, at Closing, each of the documents and instruments contemplated hereby will be, duly and validly executed and delivered by the Seller and, assuming this Agreement has been, and, at Closing, each of the documents and instruments contemplated hereby will be, duly authorized, executed and delivered by the Purchaser and Acquisition, this Agreement constitutes and, at Closing, each of the documents and instruments contemplated hereby will constitute, a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, or by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

                  4.3 NO VIOLATION; REQUIRED FILINGS AND CONSENTS. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not (i) violate the Certificate of Incorporation or Bylaws, or other organizational or governing documents of the Seller or the Subsidiary or (ii) with or without the giving of notice or the passage of time, or both, violate, conflict with, or result in a breach of, or a default or loss of rights under, any agreement, instrument, statute, regulation, Permit, order or decree to which the Seller or the Subsidiary is a party or by which the Seller or the Subsidiary or any of their respective assets is bound , where such violation, conflict, breach, default or loss of rights has, or will have, a material adverse effect on the business, financial condition, properties, assets or prospects of the Seller and the Subsidiary, taken as a whole, or on the ability of the Seller to perform its obligations hereunder (a "MATERIAL ADVERSE EFFECT").

                  4.4 CAPITALIZATION. The capitalization table set forth on Exhibit D represents all of the issued and outstanding shares of stock, options, warrants and other securities of the Seller, and no other warrants, options, stock rights or other securities of the Seller have been issued or authorized. All of the securities of the Seller were duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive right of stockholders or any applicable securities laws. Except for the Seller's ownership of the stock of the Subsidiary, neither the Seller nor the Subsidiary owns or controls, directly or indirectly, any securities, class of securities, or other interest in any other business organization or venture. All of the outstanding shares of capital stock of the Subsidiary were duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive rights of stockholders or any applicable securities laws and, except as set forth on Schedule 4.4, are owned by the Seller free and clear of any Lien (as herein defined).

                  4.5 TITLE TO ASSETS. Except as set forth on Schedule 4.5, each of the Seller and the Subsidiary (i) has good and marketable title to all of its assets, free and clear of all liens, claims, encumbrances, options, rights of first refusal and other agreements (collectively, "LIENS") and (ii) has all material franchises, licenses, Permits (as defined below), certificates and other governmental approvals necessary to carry on its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions


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contemplated by it will not adversely affect any material franchise, license,
Permit, certificate or other governmental approval of the Seller or the Subsidiary.

                  4.6 REAL AND PERSONAL PROPERTY; LEASES. Neither the Seller nor the Subsidiary owns any real property. Schedule 4.6 contains a true and complete list of all furniture, computer hardware, supplies, vehicles, equipment and other items of tangible personal property owned or leased by the Seller or the Subsidiary having an original cost in excess of $20,000 ("PERSONAL PROPERTY"). Each item of Personal Property set forth in Schedule 4.6 is in good operating condition and repair, subject to normal wear and tear, and there does not exist any condition that interferes significantly with the economic value or use of such Personal Property. Schedule 4.6 also lists all real property leases to which the Seller or the Subsidiary is a party (collectively, the "LEASES"). Neither the Seller nor the Subsidiary is in material default and no notice of alleged default has been received by the Seller or the Subsidiary under any of the Leases, and to the knowledge of the Seller, no lessor is in material default or alleged to be in default under any of the Leases.

                  4.7 LITIGATION. Except as set forth on Schedule 4.7, there is no litigation, suit, action, proceeding, arbitration or governmental investigation pending or, to the knowledge of the Seller, threatened against or relating to the Seller or the Subsidiary which is reasonably likely to result in liability to the Seller or the Subsidiary in excess of $100,000, and there is no reasonable basis known to the Seller or the Subsidiary for any such action.

                  4.8 INTELLECTUAL PROPERTY. Each of the Seller and the Subsidiary owns or possesses the requisite licenses or rights to use all fictitious names, trademarks, patents, copyrights in published and unpublished works, service marks, service names, trade names and other intellectual property (including, without limitation, computer programs, source codes and software) (collectively, "INTELLECTUAL PROPERTY") where failure to possess them would have a Material Adverse Effect. Schedule 4.8 contains a description of the material Intellectual Property owned or used by, or necessary for the conduct of the business of, the Seller or the Subsidiary or to which the Seller or the Subsidiary claims an interest in connection with the conduct of its business.
Schedule 4.8 also contains a complete list of all agreements relating to development of Intellectual Property, as well as agreements pursuant to which the Seller or the Subsidiary is permitted to, or permits another party to, use any Intellectual Property. Except as disclosed on Schedule 4.8, (a) there are no material claims pending or, to the knowledge of the Seller, threatened by or against the Seller or the Subsidiary or before any governmental body challenging the use or validity of any Intellectual Property; (b) except as set forth in
Schedule 4.8, to the knowledge of the Seller, each of the Seller and the Subsidiary has the sole and exclusive right, title and interest in and to all Intellectual Property owned by it, free and clear of all Liens, and the consummation of the transactions contemplated in this Agreement will not materially alter or impair any such rights; (c) all material fees and Taxes (as defined below) in relation to all Intellectual Property have been paid or accrued; and (d) all renewals have been duly effected on time. Except as set forth in Schedule 4.8, neither the Seller nor the Subsidiary is a licensor or licensee in respect of any of the Intellectual Property, pays any royalty to or receives any royalty from any Person (as defined herein) with respect to any of the Intellectual Property or has granted any rights to or has received any rights from any Person with respect to


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any of the Intellectual Property. To the knowledge of the Seller, no services currently provided or products currently sold by or on behalf of the Seller, the Subsidiary or their respective businesses infringes Intellectual Property rights of any Person and no such claims have been made or threatened and, in either case, not withdrawn or abandoned, against the Seller or the Subsidiary.

                  4.9 TAXES. (a) Except as set forth on Schedule 4.9, (i) all Tax Returns required to be filed by or with respect to the Seller and the Subsidiary have been duly filed on a timely basis and such Tax Returns are true, complete and accurate in all material respects and accurately reflect the Taxes of the Seller and the Subsidiary for the periods covered thereby; (ii) all Taxes required to be paid in respect of the periods covered by such Tax Returns have been paid in full; (iii) the Seller and the Subsidiary have paid, or made provisions for the payment of, all Taxes relating to periods ending on or before the Effective Time owed by the Seller and the Subsidiary, respectively, (whether or not shown on any Tax Return) and any liability of the Seller or the Subsidiary for any Taxes not yet due and payable or which are being contested in good faith has been provided for in the financial statements of the Seller or the Subsidiary, respectively, in accordance with United States generally accepted accounting principals ("GAAP"), (iv) all Taxes that the Seller and the Subsidiary are required by law to withhold or collect, including sales and use taxes and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are being held by the Seller or the Subsidiary, as applicable, for such purposes; (v) the Tax Returns have not been audited by the Internal Revenue Service ("IRS") or the appropriate state, local or foreign taxing authority; (vi) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns except as specifically reserved against in the financial statements of the Seller for periods ended prior to the date of this Agreement; (vii) to the Seller's knowledge, no taxing authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed; (viii) no claim has been made by any taxing authority in a jurisdiction where the Seller or the Subsidiary does not file Tax Returns that the Seller or the Subsidiary is or may be subject to taxation by that jurisdiction, nor to the Seller's knowledge is any such assertion threatened; (ix) neither the Seller nor the Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return;
(x) there are no Liens on any of the assets of the Seller or the Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax; (xi) the Seller and the Subsidiary have not made any payments, are not obligated to make any payments nor is either a party to any agreement that under certain circumstances could obligate either of them to make any payments that will not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"); (xii) neither the Seller nor the Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiii) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Seller or the Subsidiary; (xiv) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of the Seller or the Subsidiary, and (xv) the mergers of Southeast Staffing Partners, Inc. and TBM Staffing, Inc. into the Subsidiary pursuant to the Merger Agreement dated March 13, 1998 each qualified as a "reorganization" within the meaning of Section 368(a) of the Code.



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                  (b) The Seller has not filed a consent under Section 341(f) of the Code, concerning collapsible corporations. The Seller has disclosed on its Federal income tax returns all positions taken in them that would give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code.

                  (c) For purposes of this Agreement, "TAXES" means any and all federal, state, local, foreign and other taxes, fees, assessments, levies, imposts, duties and charges of whatever kind (including interest, penalties or additions imposed in connection therewith or with respect thereto), whether or not imposed on the Seller or the Subsidiary including, without limitation, taxes imposed on, or measured by net income, gross income, gross receipts, sales, use, AD VALOREM, transfer, franchise, profits, license, lease, service, withholding, payroll, employment, social security, workers' compensation, unemployment compensation, severance, utility, production, stamp, windfall profits, environmental (including taxes under Section 59A of the Code), excise, occupation, real or personal property and customs duties.

                  (d) For purposes of this Agreement, "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other documentation (including any additional or supporting material) maintained, or required to be maintained, or filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the calculation, determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirements relating to any Tax and shall include any amended return required as a result of an examination adjustment made by the IRS or other taxing authority.

                  4.10 FINANCIAL STATEMENTS. The Seller's consolidated balance sheets and related statements of income and cash flows for the two fiscal years ended December 31, 1999 and December 31, 2000 and the notes attached thereto (the "AUDITED FINANCIAL STATEMENTS"), and for the six months ended June 30, 2001 (the "UNAUDITED INTERIM FINANCIAL STATEMENTS" and together with the Audited Financial Statements, the "FINANCIAL STATEMENTS"), attached as Exhibit E, are complete and correct in all material respects, prepared in accordance with GAAP on a consistent basis, and fairly present the consolidated financial condition and net income or loss of the Seller and the Subsidiary as of the end of the period for which financial statements are presented. The Financial Statements
(a) do not reflect the operations of any entity or business not intended to constitute a part of the Seller's or the Subsidiary's businesses and (b) reflect all material costs that historically have been incurred by the Seller and Subsidiary in connection with their respective businesses. Neither the Seller nor the Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) related to its business, except (a) as disclosed, reflected or reserved against on the Financial Statements, (b) liabilities and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2001, (c) liabilities and obligations associated with consummation of the transactions contemplated by this Agreement and (d) liabilities and obligations set forth on
Schedule 4.10.

         4.11     ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  (a) Since December 31, 2000, except as set forth on Schedule 4.11, there has not been:

                                    (i) any event or change in the business,
operations, properties, prospects, assets or condition (financial or otherwise) of the Seller or the Subsidiary which has had or is reasonably likely to have a Material Adverse Effect;

                                    (ii) any material loss, damage, destruction
or other casualty to the assets or properties of the Seller or the Subsidiary;

                                    (iii) any change in any method of accounting
or accounting practice of the Seller or the Subsidiary; or

                                    (iv) any loss of the employment, services or
benefits of any key employee of the Seller or the Subsidiary.

                  (b) Since December 31, 2000, except as set forth on Schedule 4.11, the Seller and the Subsidiary have conducted their respective businesses in the ordinary course consistent with past practice and have not:

                                    (i) failed to discharge or satisfy any Lien
or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of their assets, properties or rights;

                                    (ii) mortgaged, pledged or subjected to any
Lien any of their assets, properties or rights, except for mechanics' Liens and Liens for Taxes not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of their assets, properties or rights;

                                    (iii) sold or transferred any of their
assets or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

                                    (iv) disposed of any patents, trademarks or
copyrights or any patent, trademark or copyright applications;

                                    (v) defaulted on any material obligation;

                                    (vi) entered into any transaction material
to their business, except in the ordinary course of business consistent with past practice;

                                    (vii) written off as uncollectible any of
their accounts receivable or any portion thereof other than as reserved in the June 30, 2001 balance sheet of Seller contained in the Unaudited Interim Financial Statements other than in the ordinary course of business consistent with past practice;

                                    (viii) granted any increase in the
compensation or benefits of its employees (other than temporary employees) whose annual base salary equals or exceeds $75,000, other than increases in accordance with past practice in an amount not exceeding 5% of the compensation paid to such employee in 2000 or entered into any employment or severance agreement or arrangement with any of them;

                                    (ix) made any single capital expenditure in
excess of $100,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

                                    (x) incurred any obligation or liability for
the payment of severance benefits;

                                    (xi) declared, paid, or set aside for
payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities; or

                                    (xii) entered into any agreement or made any
commitment to do any of the foregoing.

                  4.12 BENEFIT PLANS. Except as set forth in Schedule 4.12, (i) neither the Seller nor the Subsidiary maintains or otherwise has any present or contingent liability with respect to any Benefit Plan, (ii) none of the employees of the Seller or the Subsidiary, as a result of such employment, is covered by a Multiemployer Plan (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and (iii) neither the Seller nor the Subsidiary otherwise has any present or contingent liability with respect to any Multiemployer Plan. Except as set forth on Schedule 4.12, all Benefit Plans set forth on Schedule 4.12 comply in form and operation in all material respects with ERISA and other applicable law. The term "BENEFIT PLAN" means a plan or program, whether formal or informal, written or otherwise, which provides for payments to or on behalf of any employees or former employees or their respective beneficiaries in the form of cash, securities or otherwise, for any reason or reasons other than for the current payment of wages, salary or bonus for services rendered from which federal income tax withholding amounts are deducted. Neither the Seller, the Subsidiary, nor any member of any controlled group of corporations (as defined in Section 414(b) of the Code) of which the Seller or the Subsidiary is or was at any time a member, nor any member of any group of trades or businesses under common control (as defined in Section 414(c) of the Code) of which the Seller or the Subsidiary is or was at any time a member, is liable to, or reasonably could be expected to have liability to, the Pension Benefit Guaranty Corporation or any Multiemployer Plan based on any underfunding, termination, partial termination, suspension or freezing of benefits of any employee pension plan that is subject to

Title IV of the ERISA. As of the date of the Closing, neither the Seller nor the Subsidiary shall have any liability to any employee pension or benefit plan.

                  4.13 COMPLIANCE WITH LAW; PERMITS. Neither the Seller nor the Subsidiary is in violation, nor has it received any notice of any alleged violation, of any applicable federal, state or local law, ordinance, regulation, order, judgment or other requirement of any governmental or regulatory body, court or arbitrator, which violation would have a Material Adverse Effect. Each of the Seller and the Subsidiary has all licenses, permits, orders or approvals of, and has made all required registrations with, applicable governmental or regulatory bodies that are material to the conduct of the business of the Seller or the Subsidiary (collectively, "PERMITS"). All Permits are in full force and effect. Except as set forth on Schedule 4.13, no material violations exist in respect of any Permit and no proceeding is pending or, to the knowledge of the Seller, threatened, to revoke or limit any Permit.

                  4.14 INSURANCE. All of the policies of insurance which the Seller or the Subsidiary holds are described in Schedule 4.14, including the name of the policyholder, the amount of coverage, the insurer, the type of coverage, the risks insured and any pending claims thereunder. All insurance policies and binders held by the Seller or the Subsidiary, as applicable, are valid and binding in accordance with their terms, are in full force and effect. Except as disclosed on Schedule 4.14, neither the Seller nor the Subsidiary is in material default with respect to any provision contained in any insurance policy or binder or has failed to give any notice or present any claim under any such insurance policy or binder in a due and timely manner or in the manner or detail required by the insurance policy or binder which failure would reasonably be expected to have a Material Adverse Effect. There is no inaccuracy in any application for insurance or binders, no failure to pay premiums when due or any similar state of facts that would reasonably be expected to form the basis for termination of any of the insurance maintained by the Seller or the Subsidiary, as applicable. All policies of insurance maintained by or for the benefit of the Seller or the Subsidiary are occurrence policies (not claims made), and the Seller and the Subsidiary, as applicable, have complied with all such policies.

                  4.15 CONTRACTS. Schedule 4.15 sets forth all of the current material contracts, oral agreements, arrangements, understandings and other commitments (collectively, the "CONTRACTS") relating to continued operation of the business to which the Seller or the Subsidiary is a party or by or to which any of their respective assets are bound or subject. Neither the Seller nor the Subsidiary is in material default under any Contract, nor to the knowledge of the Seller, is any other party to any Contract in default, nor to the knowledge of the Seller, does any condition exist that with notice or lapse of time or both would constitute a material default under any Contract. The Seller has delivered or made available to the Purchaser true and complete copies of (a) all of the written Contracts set forth on Schedule 4.15 and (b) a brief summary of the material terms of all oral Contracts set forth on Schedule 4.15. Each of the Contracts was entered into in a bona fide transaction in the ordinary course of business and is valid and binding upon the Seller or the Subsidiary, as applicable, and, to the knowledge of the Seller, upon the other parties thereto in accordance with their terms and are in full force and effect. Neither the Seller nor the Subsidiary is a party to any governmental contract subject to price redetermination or renegotiation. Except as set forth on Schedule 4.15, neither the Seller nor the Subsidiary is subject to (i) any judgment, injunction, order or decree binding upon the Seller or the Subsidiary which has the effect or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Subsidiary as currently conducted, (ii) any noncompetition or similar agreement that prohibits or restricts the Seller or the Subsidiary from engaging in any business or other activities or (iii) any contingent obligation of the Seller or the Subsidiary to pay future consideration in connection with any merger, consolidation or acquisition.

                  4.16 INVENTORY. Neither the Seller nor the Subsidiary maintains any inventory.

                  4.17 EMPLOYMENT MATTERS. (a) The Seller does not have any employees. The Subsidiary employs approximately 801 full-time office employees and part-time office employees as of July 31, 2001. Except as set forth on the Financial Statements, the Subsidiary has paid in full to all its employees all due and owing wages, salaries, commissions, bonuses, fringe benefits payments and all other direct and indirect compensation of any kind owed for all services performed by them to the date of this Agreement. Schedule 4.17 sets forth a list of all employment agreements, change in control or severance agreements to which the Seller or the Subsidiary is a party, and a list of all directors, officers and employees of the Seller or the Subsidiary who (i) earned remuneration from the Seller or the Subsidiary in excess of $100,000 during the year ended December 31, 2000 or (ii) are currently receiving remuneration from the Seller or the Subsidiary at an annualized rate in excess of $100,000. Except as set forth on Schedule 4.17, no payments will be due to any employee of the Subsidiary as a result of consummation of the transactions contemplated hereby, and no benefits will accelerate or vest as a result of such transactions.

                  (b) The Subsidiary is in material compliance with (i) all federal, state and local laws, regulations, rules, ordinances and court and administrative orders dealing with employment and employment practices, (ii) all of the terms and conditions of employment with respect to its business, and
(iii) all wage and hour requirements and regulations.

                  (c) There are no collective bargaining agreements with, and no union representing, any of the Subsidiary's employees. To the Seller's knowledge, no union organizing activities are taking place with respect to the Subsidiary's employees.

                  (d) Except as set forth on Schedule 4.17, there is no unfair labor practice, safety, health, breach of contract, wrongful discharge, discrimination or wage claim, charge, citation, complaint, suit, arbitration, action and/or proceeding pending, or to the knowledge of the Seller, threatened (and to the knowledge of the Seller, there is no reasonable basis therefor), against or involving the Subsidiary before the National Labor Relations Board, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, the United States Department of Labor or any other governmental authority.

                  (e) There is no labor dispute, strike, work stoppage, interference with production or slowdown in progress, or to the knowledge of the Seller, threatened, against or involving the Subsidiary.

                  4.18 BROKERS. No broker, finder or agent other than Lehman Brothers Inc. ("LEHMAN BROTHERS") has acted for or on behalf of the Seller or the Subsidiary in connection with this Agreement or the transactions contemplated by this Agreement.

                  4.19 CUSTOMERS. The Seller has no customers. Schedule 4.19 sets forth by sales volume for the six months ended June 30, 2001 the ten largest customers of the Subsidiary's business. Except as disclosed on Schedule 4.19, the relationship of the Subsidiary with each of such top ten customers is a good commercial working relationship and (i) no such customer within the last 12 months has canceled or otherwise terminated, or threatened to cancel, or to the knowledge of the Seller, intends to cancel or terminate, its relationship with the Subsidiary, (ii) no such customer has during the last 12 months decreased materially or threatened to decrease or limit materially its business with the Subsidiary, or to the knowledge of the Seller, intends to modify materially its relationship with the Subsidiary and (iii) to the knowledge of the Seller, the consummation of the transactions contemplated by this Agreement will not adversely affect the relationship of the Subsidiary with such customers. Except as set forth on Schedule 4.19, no contract between the Subsidiary and any of its customers contains a "most favored customer" or similar provision relating to price discounts on any of the Subsidiary's services.

                  4.20 TRANSACTIONS WITH AFFILIATES. Except as set forth in
Schedule 4.20, neither the Seller nor the Subsidiary is a party to any agreement or arrangement with any Affiliate pursuant to which it: (i) leases any real or personal property (either to or from such Person), (ii) licenses technology (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person or (v) pays or receives commissions, rebates or other payments. To the Seller's knowledge, except as set forth in Schedule 4.20 neither the Seller nor the Subsidiary employs as an employee or engages as a consultant any family member of any of the directors, officers or stockholders of the Seller or the Subsidiary. To the knowledge of the Seller, during the past three years none of the directors, officers or stockholders of the Seller or the Subsidiary, or any family member of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of the Seller or the Subsidiary or has competed with or been engaged in any business of the kind being conducted by the Seller. To the knowledge of the Seller, except as set forth in Schedule 4.20 no Affiliate of the Seller owns or has any rights in or to any of the assets, properties or rights used by the Seller in the ordinary course of its business.

                  4.21 ENVIRONMENTAL LAWS. (a) Except as disclosed in Schedule 4.21, neither the Seller nor the Subsidiary has received any notice alleging any past or present violation of or liability under any Environmental Law, (i) no Hazardous Substance has been stored, treated, disposed of, or otherwise caused to be present, by the Seller or the Subsidiary or to the knowledge of the Seller, by any Person on any real estate leased by the Seller or the Subsidiary, except in compliance with and in a manner that could not reasonably be expected to result in material liability under any applicable Environmental Laws, (ii) no facts or circumstances exist that could reasonably lead the Seller or the Subsidiary to conclude that the costs and liabilities associated with the effect of Environmental Laws on the Seller and the Subsidiary (including any capital or operating expenditures required for clean-up, closure of properties or compliance with

Environmental Laws or any permit, license or approval and any potential liabilities to third parties could be material, (iii) the Seller and the Subsidiary have conducted their respective businesses in compliance with all Environmental Laws, and (iv) no Lien has been attached to any real or personal property owned or leased by the Seller or the Subsidiary pursuant to any Environmental Laws. For purposes of this Agreement, the term "ENVIRONMENTAL LAWS" means any federal, state, local or municipal law, permit or order relating to:

                           (i) emissions, discharges, releases or threatened
releases of Hazardous Substances (as defined below) into the natural environment including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land;

                           (ii) the generation, treatment, storage, disposal,
use, handling, manufacturing, transportation or shipment of Hazardous Substances; or

                           (iii) otherwise relating to pollution or the
protection of the environment, solid waste handling, treatment or disposal or operation.

                  (b) For purposes of this Agreement, the term "HAZARDOUS SUBSTANCES" means hazardous materials, contaminants, pollutants, oils, constituents, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C.ss.1801 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C.ss.9601 ET SEQ., the Clean Water Act, 33 U.S.C.ss.1251 ET SEQ., the Toxic Substances Control Act, 15 U.S.C.ss.2601 ET SEQ., the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.ss.300.5, and any other hazardous, toxic or noxious substance, materials, pollutant or solid or liquid waste that is regulated by, or forms the basis of liability under, any Environmental Law.

                  4.22 CORPORATE RECORDS. The minute books of the Seller and the Subsidiary, true and correct copies of which have been made available to the Purchaser, contain accurate records of all meetings of and corporate actions and written consents (as of the date such minute books were provided) by their respective Boards of Directors, any committee thereof and their respective stockholders held or taken since the Seller's or the Subsidiary's inception, as applicable. There have been no transactions involving the Seller's or the Subsidiary's business that should have been set forth in the minute books, stock record books or stock transfer ledgers, as appropriate, which have not been accurately set forth therein.

                  4.23 NO CONSENT REQUIRED. Except in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the regulations promulgated thereunder, applicable securities laws, the filing of the Certificate of Merger pursuant to the DGCL and as set forth in
Schedule 4.23, the execution, delivery and performance of this Agreement and the Certificate of Merger by the Seller and the Subsidiary, and the consummation of the transactions contemplated by such documents, will not require any notice to, action of, filing with or consent, authorization, order or approval from any governmental authority or any other Person. Except as set forth on Schedule 4.23, any and all notices, actions, filings, consents, authorizations, Permits, orders and approvals set forth on Schedule 4.23 have been made and obtained.

                  4.24 REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. No representation or warranty of the Seller contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements, in the context in which made, not materially false or misleading. There is no fact that the Seller has not disclosed to the Purchaser in writing that would have a Material Adverse Effect.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                                 AND ACQUISITION

         5. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ACQUISITION. The Purchaser and Acquisition represent and warrant to the Seller as follows:

                  5.1 ORGANIZATION AND GOOD STANDING. The Purchaser is a limited partnership and Acquisition is a corporation, each duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition has all the requisite corporate power and authority to own, lease and operate its business as it is now being conducted and each of Purchaser and Acquisition has the requisite partnership or corporate, as the case may be, power and authority to enter into this Agreement and, in the case of Acquisition, the Certificate of Merger, to consummate the transactions contemplated by this Agreement and the Certificate of Merger and to comply with and fulfill the terms and conditions of this Agreement and the Certificate of Merger. Acquisition has delivered to the Seller (a) true and complete copies of its Certificate of Incorporation, including all amendments thereto, and (b) copies of its Bylaws, as currently in effect.

                  5.2 AUTHORIZATION. The execution and delivery of this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership or corporate, as the case may be, action on the part of the Purchaser and Acquisition. This Agreement and the Certificate of Merger are valid and binding obligations of the Purchaser and Acquisition, enforceable against the Purchaser and Acquisition in accordance with their respective terms and conditions, except as the enforcement hereof and thereof may be affected by bankruptcy, insolvency, moratorium or other laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or law.

                  5.3 NO VIOLATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not , (i) violate the partnership agreement, Certificate of Incorporation or Bylaws, or other organizational or governing documents of the Purchaser or Acquisition or (ii) with or without the giving of notice or the passage of time, or both, violate, conflict with, or result in a breach of, or a default or loss of rights under, any agreement, instrument, statute, regulation, order or decree to which the Purchaser or Acquisition is a party or by which the Purchaser or Acquisition or any of their respective assets is bound.

                  5.4 NO CONSENT REQUIRED. Except in connection with the HSR Act, applicable securities laws and the filing of the Certificate of Merger pursuant to the DGCL, the execution, delivery and performance of this Agreement and the Certificate of Merger by the Purchaser and Acquisition and the consummation of the transactions contemplated hereby or thereby will not require any notice to, action of, filing with, or consent, authorization, order or approval from any governmental authority, or any Person.

                  5.5 FINANCING OF TRANSACTION. The Purchaser has secured a commitment to provide the financing necessary to consummate the transactions contemplated by this Agreement and delivered to Seller a true and complete copy of such financing commitment letter.

                  5.6 BROKERS. No broker, finder or agent has acted for or on behalf of the Purchaser in connection with this Agreement or the transactions contemplated by this Agreement.

                  5.7 REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. No representation or warranty of the Purchaser or Acquisition contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements, in the context in which made, not materially false or misleading. There is no fact that the Purchaser or Acquisition has not disclosed to the Seller in writing that could have a material adverse effect on the condition of Acquisition or its assets, or the ability of the Purchaser and Acquisition to perform this Agreement.

                                   ARTICLE VI
                  REPRESENTATIONS OF THE PRINCIPAL STOCKHOLDERS

         6. REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS. Each Principal Stockholder severally represents to the Purchaser and Acquisition as follows:

                  6.1 ORGANIZATION AND GOOD STANDING. If the Principal Stockholder is a corporation, limited partnership or limited liability company, it is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization. The Principal Stockholder has all the requisite corporate, partnership or limited liability company power and authority, as the case may be, to enter into this Agreement to consummate the transactions contemplated by this Agreement and to comply with and fulfill the terms and conditions of this Agreement.

                  6.2 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership or limited liability company, as the case may be, action on the part of the Principal Stockholder. This Agreement is a valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms and conditions, except as the enforcement hereof and thereof may be affected by bankruptcy, insolvency, moratorium or other laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or law.

                  6.3 NO VIOLATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not, (i) violate the partnership agreement, Certificate of Incorporation or Bylaws, or other organizational or governing documents of the Principal Stockholder or (ii) with or without the giving of notice or the passage of time, or both, violate, conflict with, or result in a breach of, or a default or loss of rights under, any agreement, instrument, statute, regulation, order or decree to which the Principal Stockholder is a party or by which the Principal Stockholder or any of its assets is bound.

                  6.4 NO CONSENT REQUIRED. The execution, delivery and performance of this Agreement by the Principal Stockholder and the consummation of the transactions contemplated hereby or thereby will not require any notice to, action of, filing with, or consent, authorization, order or approval from any governmental authority, or any Person.

                  6.5 BROKERS. No broker, finder or agent has acted for or on behalf of the Principal Stockholder in connection with this Agreement or the transactions contemplated by this Agreement.

                  6.6 REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. No representation or warranty of the Principal Stockholder contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements, in the context in which made, not materially false or misleading. There is no fact that the Principal Stockholder has not disclosed to the Purchaser in writing that could have a material adverse effect on the ability of the Principal Stockholder to perform this Agreement.

                                   ARTICLE VII
               PRE-CLOSING COVENANTS AND AGREEMENTS OF THE SELLER

         7. PRE-CLOSING COVENANTS AND AGREEMENTS OF THE SELLER. The Seller covenants and agrees that between the date of this Agreement and the Closing:

                  7.1 CORPORATE EXISTENCE. The Seller and the Subsidiary shall be maintained at all times as entities validly existing and in good standing under the laws of the jurisdictions of their organization and in good standing as a foreign entity in all jurisdictions in which they are currently qualified to do business.

                  7.2 NO CHARTER AMENDMENT, ETC. Except as otherwise provided in this Agreement, no amendment shall be made to the governing documents of the Seller or the Subsidiary without the prior written consent of Purchaser.

                  7.3 NO CHANGES IN CAPITAL. Except as provided for in this Agreement, no change will be made in the number of issued and outstanding shares of the Seller and the Seller will not subdivide or in any way reclassify any of its shares. No option, warrant or any other right to purchase or to convert any obligation or security into shares of the Seller or the Subsidiary will be sold, issued or granted, and no agreement of whatever description will be entered into under or in connection with any shares of the Seller or the Subsidiary.

                  7.4 DIVIDENDS AND REPURCHASES. Without the prior written consent of Purchaser, neither the Seller nor the Subsidiary shall declare, set aside or pay any dividends or other distributions or payments on or in respect of its outstanding shares, or purchase, redeem or otherwise acquire, or agree to purchase, redeem or otherwise acquire any of its outstanding shares.

                  7.5 CONDUCT OF BUSINESS. Each of the Seller and the Subsidiary shall operate its business diligently and only in the regular and ordinary course and the manner as it has previously been operated. The Seller shall not take, or permit the Subsidiary to take, any action that would constitute a breach of the representations set forth in Article IV hereof as of the Effective Time.

                  7.6 CHANGES IN COMPENSATION. No charges, salaries or other compensation for services shall be paid by the Subsidiary except in the ordinary course of business and in accordance with past practices, and the Subsidiary shall not, except in the ordinary course of business and in accordance with past practices or with the prior written consent of Purchaser, (a) change or increase the rate of compensation paid by the Subsidiary to any of its directors, officers, employees or agents, including, without limitation, the payment of bonuses and arrangements for severance pay or (b) enter into any agreement to do any of the foregoing.

                  7.7 UNAUDITED FINANCIALS. The Seller shall deliver to the Purchaser copies (initialed by the Seller 's chief financial officer and identified with a reference to this Section 6.7) of unaudited monthly balance sheets of the Seller and unaudited statements of income and cash flows for the month then ended (the "MONTHLY STATEMENTS"), prepared in a manner consistent with that used in preparing the Unaudited Interim Financial Statements of the Seller, all of which when delivered, shall be materially complete and correct, prepared from the books and records of the Seller in accordance with GAAP (except for the omission of notes thereto) consistently applied and maintained throughout such months, and shall present fairly the financial condition of the Seller as at their respective dates and the results of the operations of its business for the months covered thereby. The Monthly Statements shall be delivered not later than the 30th day of the following month. The Seller shall also deliver to the Purchaser weekly "flash reports" no later than five days after the end of each week.

                  7.8 HSR ACT FILINGS. The Seller shall file with the proper authorities all forms and other documents necessary to be filed pursuant to the HSR Act, and regulations promulgated thereunder, as promptly as possible and shall cooperate with the Purchaser in promptly producing such additional information as those authorities may reasonably require to allow early termination of the notice period provided by the HSR Act or as otherwise necessary to comply with statutory requirements and requests of the Federal Trade Commission or the Department of Justice. Seller shall pay the filing fee associated with its filing of the HSR Act notification.

                  7.9 OTHER GOVERNMENTAL APPROVALS. As soon as practicable after the execution of this Agreement, the 7.9Seller shall file all applications and reports and take such other action (in addition to filings required under the HSR Act) which is reasonably required to be taken or filed with any governmental authority in connection with the transactions contemplated by this Agreement. The Seller shall give all additional notices to third parties and take such other action reasonably required to be given or taken by it under any authorization, lease, note, mortgage, indenture, agreement or other instrument or any law, rule, regulation, demand or court or administrative order in connection with the transactions contemplated by this Agreement.

                  7.10 CONSENTS AND APPROVALS. The Seller shall use all reasonable efforts to obtain all consents and approvals necessary to enable it to consummate the transactions contemplated by this Agreement.

                  7.11 CONDITIONS. The Seller shall use all reasonable efforts to cause the conditions to the obligations of the Seller set forth in Section 10 to be satisfied to the extent that the satisfaction of such conditions is within its control; PROVIDED, HOWEVER, the foregoing shall not constitute a limitation upon the covenants and obligations of the Seller otherwise set forth in this Agreement.

                  7.12 COOPERATION. The Seller shall generally cooperate with the Purchaser and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable or appropriate to timely effectuate the intents and purposes of this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby.

                  7.13 ACCOUNTING TREATMENT. The Seller acknowledges that the Purchaser intends that the transaction contemplated hereby be accounted for as a recapitalization. The Seller will not take or permit the Subsidiary to take any action that is likely to result in the transaction not qualifying for recapitalization treatment, and shall use all reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a recapitalization.

                  7.14 ACCESS TO INFORMATION. The Seller shall, and shall cause each of its Affiliates, directors, officers, employees, accountants, counsel, financial advisors and other representatives to, afford to the Purchaser and its representatives, full access during normal business hours during the period prior to the Effective Time to all of the Seller's and the Subsidiary's respective properties, books, contracts, commitments, personnel and records.

                  7.15 TAXES. Without the prior written consent of the Purchaser, the Seller shall not (a) make, change or revoke, or permit to be made changed or revoked, any election or method of accounting with respect to Taxes affecting or relating to the Seller or the Subsidiary or (b) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to the Seller or the Subsidiary.

                  7.16 OPTION PLAN. The Seller shall take all actions necessary to cause the Seller's Amended and Restated Option Plan to be amended, in a form reasonably acceptable to the Purchaser, in such a manner as to provide for each option holder to be vested and exercisable immediately prior to the Effective Time as to the greater of (x) the number of options such holder is currently vested and exercisable into, and (y) 57.5% of the total outstanding options held by such holder.

                                  ARTICLE VIII
              PRE-CLOSING COVENANTS AND AGREEMENTS OF THE PURCHASER
                                 AND ACQUISITION

         8. PRE-CLOSING COVENANTS AND AGREEMENTS OF THE PURCHASER AND ACQUISITION. The Purchaser and Acquisition covenant and agree that between the date of this Agreement and the Closing:

                  8.1 HSR ACT FILINGS. Each of the Purchaser and Acquisition shall file with the proper authorities all forms and other documents necessary to be filed pursuant to the HSR Act, and regulations promulgated thereunder, as promptly as possible and shall cooperate with the Seller in promptly producing such additional information as such authorities may reasonably require to allow early termination of the notice period provided by the HSR Act or as otherwise necessary to comply with statutory requirements and requests of the Federal Trade Commission or the Department of Justice. The Purchaser shall pay the filing fee associated with its filing of the HSR Act notification.

                  8.2 COOPERATION. Purchaser shall generally cooperate with the Seller and its officers, employees, attorneys, accountants and other agents, and generally do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  8.3 PURCHASER TO CAUSE ACQUISITION TO EXECUTE DOCUMENTS. Subject to the satisfaction of the conditions to Purchaser's and Acquisition's obligations set forth in Section 10, the Purchaser shall cause Acquisition to execute and deliver all documents reasonably considered necessary for the consummation of the transactions contemplated hereby.

                  8.4 OTHER GOVERNMENTAL APPROVALS. As soon as practicable after the execution of this Agreement, the Purchaser shall file all applications and reports and take such other action (in addition to filings required under the HSR Act) which is reasonably required to be taken or filed with any governmental authority in connection with the transactions contemplated by this Agreement. The Purchaser shall give all additional notices to third parties and take such other action reasonably required to be given or taken by it under any authorization, lease, note, mortgage, indenture, agreement or other instrument or any law, rule, regulation, demand or court or administrative order in connection with the transactions contemplated by this Agreement.

                  8.5 CONDITIONS. The Purchaser shall use its reasonable efforts to cause the conditions to the obligations of the Purchaser and Acquisition set forth in Section 10 to be satisfied to the extent that the satisfaction of such conditions is within the control of the

Purchaser; PROVIDED, HOWEVER, the foregoing shall not constitute a limitation upon the covenants and obligations of the Purchaser otherwise set forth in this Agreement.

                                   ARTICLE IX
                      ADDITIONAL AGREEMENTS OF THE PARTIES

         9.       Additional Agreements of the Parties.

                  9.1 DIRECTORS' AND OFFICERS' INDEMNITY AND INSURANCE. The Bylaws and the Certificate of Incorporation of the Surviving Corporation shall be amended prior to the Effective Time to contain provisions identical with respect to indemnification to those set forth in the Bylaws and the Certificate of Incorporation of the Seller as in effect on the date of this Agreement, which provisions of the Bylaws and the Certificate of Incorporation of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who immediately prior to the Effective Time were directors, officers, agents or employees of the Seller. The Surviving Corporation shall indemnify, defend and hold harmless the directors, officers, agents and employees of the Seller as provided in the Seller's Certificate of Incorporation, Bylaws or indemnification agreements, as in effect as of the date hereof, with respect to matters occurring through the Effective Time. For a period of six years after the Effective Time, the Surviving Corporation shall maintain Directors' and Officers' Insurance for the benefit of the directors and officers of the Seller and the Subsidiary prior to the Effective Time in substantially the form maintained by the Seller as of the date of this Agreement; PROVIDED, HOWEVER, the Surviving Corporation shall not be required to pay an annual premium for such insurance that is more than $50,000.

                  9.2 NO SOLICITATION. (a) Neither the Seller nor the Subsidiary shall, directly or indirectly, take (nor shall the Seller authorize or permit the Subsidiary, or its officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or Affiliates, to take) any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Seller will promptly communicate to the Purchaser any solicitation by the Seller and the terms of any proposal or inquiry, including the identity of the Person and its Affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it.

                  (b) "ACQUISITION PROPOSAL" shall mean any proposed (i) merger, consolidation or similar transaction involving the Seller, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Seller or its subsidiaries representing 20% or more of the consolidated assets of the Seller and the Subsidiary, or
(iii) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Seller.

                  9.3 NOTICE OF ACTIONS. From the date of the Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the best knowledge of the first party, threatened action, proceeding or investigation by any governmental authority or any other Person
(i) challenging or seeking material damages in connection with the Merger or
(ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of the Purchaser or Acquisition to own or operate all or any portion of the businesses or assets of the Seller.

                                    ARTICLE X
            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER
                                 AND ACQUISITION

         10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER AND ACQUISITION. The obligation of the Purchaser and Acquisition to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before the date of the Closing, of all of the following conditions:

                  10.1 COMPLIANCE WITH COVENANTS. The Seller and the Principal Stockholders shall have fully performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or prior to the date of the Closing.

                  10.2 REPRESENTATIONS TRUE AND CORRECT. All representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct and all other representations and warranties of the Seller, and the representations and warranties of the Principal Stockholders, set forth in this Agreement shall be true and correct in all material respects in each case as though made on the date hereof and as of the Closing.

                  10.3 HSR ACT. The waiting period under the HSR Act shall have expired or notice of early termination of the waiting period shall have been received by Seller and Purchaser.

                  10.4 NO INJUNCTION, ETC. No order, decree or ruling of any governmental authority shall have been entered preventing or restricting the transactions contemplated by this Agreement.

                  10.5 REPAYMENT OF LOANS. The Purchaser shall have received evidence, reasonably satisfactory to it, of the repayment of the stockholder and management loans described on Schedule 10.5.

                  10.6 APPRAISAL RIGHTS. The holders of not more than 5% of the outstanding shares of Seller Common Stock (assuming conversion of all outstanding shares of Seller Preferred Stock) shall have notified the Seller or the Purchaser that they intend to exercise appraisal rights in accordance with the DGCL in connection with the Merger.

                  10.7 TERMINATION OF AGREEMENTS. The Purchaser shall have received evidence reasonably satisfactory to it to the effect that any stockholder agreement or registration rights agreement to which the Seller is a party prior to the Closing shall have been terminated without further liability to the Seller.

                                   ARTICLE XI
              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

         11. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before the date of the Closing, of all of the following conditions:

                  11.1 COMPLIANCE WITH COVENANTS. The Purchaser and Acquisition shall have fully performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or prior to the date of the Closing.

                  11.2 REPRESENTATIONS TRUE AND CORRECT. All representations and warranties of the Purchaser and Acquisition set forth in this Agreement shall be true and correct on the date of the Closing in all material respects, as though made on and as of the date of the Closing.

                  11.3 HSR ACT. The waiting period under the HSR Act shall have expired or notice of early termination of the waiting period shall have been received by Seller and Purchaser.

                  11.4 NO INJUNCTIONS, ETC. No order, decree or ruling of any governmental authority shall have been entered preventing or restricting the transactions contemplated by this Agreement.

                                   ARTICLE XII
                                   TERMINATION

         12.      TERMINATION.

                  12.1 BY MUTUAL AGREEMENT. This Agreement may be terminated by the mutual agreement of the Purchaser, Acquisition and the Seller at any time prior to the Closing.

                  12.2 BY THE PURCHASER. This Agreement and any obligations of the Purchaser hereunder (other than its obligations under Sections 15.8 and 15.14) may be terminated by the Purchaser at any time prior to the Closing by notice to the Seller, only if there shall have been a Material Adverse Event. For purposes of this Agreement, "MATERIAL ADVERSE EVENT" means any event, effect, change, circumstance, inaccuracy, breach, condition or other matter (an "EVENT") that, either separately or when considered together with any other Event (including Events that would constitute exceptions to the representations and warranties set forth in Section 4), (i) would prevent the consummation of the Merger in the manner contemplated by this Agreement or (ii) has had or is reasonably likely to have a Material Adverse Effect; PROVIDED, HOWEVER, that a Material Adverse Event will not be deemed to have occurred if the Event results primarily from any act of Purchaser or its Affiliates.

                  12.3 DROP DEAD DATE. Either the Purchaser or the Seller shall have the right to terminate this Agreement and the obligations of all parties hereunder (other than their obligations under Sections 15.8 and 15.14) if the Closing shall not have occurred by the close of business on November 30, 2001 (the "DROP DEAD DATE"), by notice to the other parties; PROVIDED, HOWEVER, that the right to terminate this Agreement hereunder shall not be available to any party that has breached its obligations under this Agreement if such breach remains uncured for a period of twenty (20) days from the date of receipt of written notice from the other party hereto.

                  12.4 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in this Article XII, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto, except for Sections 15.8 and 15.14 and except that no party shall be relieved of any liability to any party arising out of a breach of this Agreement prior to such termination.

                                  ARTICLE XIII
                               CLOSING DELIVERIES

         13.      CLOSING DELIVERIES.

                  13.1 SELLER CLOSING DELIVERIES. At the Closing, and simultaneously with the deliveries of the Purchaser specified in Section 13.2, the Seller shall deliver or cause to be delivered to the Purchaser the following:

                  13.1.1 Certificates of the Seller (signed by the President of the Seller) as to the matters referred to in Section 10.1 and 10.2 of this Agreement.

                  13.1.2 Copies of all resolutions adopted by the Board of Directors and the stockholders of the Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with a certificate, duly executed by the Secretary of the Seller, stating that such copies are true, complete and correct, and that the resolutions have not been amended since adoption and remain in full force and effect.

                  13.1.3 Copies of all required consents and approvals including, without limitation, any consent required of any Person disclosed on
Schedule 4.3 or Schedule 4.23.

                  13.1.4 An opinion of Steel Hector & Davis LLP, counsel to the Seller, dated the date of the Closing, in the form of Exhibit G.

                  13.2 PURCHASER CLOSING DELIVERIES. At the Closing, and simultaneously with the deliveries of the Seller specified in Section 13.1, the Purchaser and Acquisition shall deliver or cause to be delivered to the Seller the following:

                  13.2.1 Certificates of each of the Purchaser and Acquisition (signed by a duly authorized representative of the applicable entity) as to the matters referred to in Sections 11.1 and 11.2.

                  13.2.2 Copies of all resolutions adopted by the Board of Directors of Acquisition authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with a certificate, duly executed by the Secretary of Acquisition, stating that such copies are true, complete and correct, and that the resolutions have not been amended since adoption and remain in full force and effect.

                  13.2.3 An opinion of Willkie Farr & Gallagher, counsel to the Purchaser and Acquisition, dated the date of the Closing, in the form of Exhibit H.

                                   ARTICLE XIV
                                 INDEMNIFICATION

         14.      SURVIVAL; INDEMNIFICATION.

                  14.1 SURVIVAL. Each of the representations and warranties set forth in this Agreement shall survive the Closing; PROVIDED, HOWEVER, that no claim, lawsuit or other proceeding arising out of or related to the breach of any representation or warranty contained in this Agreement may be made by the Purchaser Indemnitees (as defined below) unless notice of such claim, lawsuit or other proceeding, is given to the Principal Stockholders in accordance with
Section 16.7 prior to the date that is the earlier to occur of (x) the initial public offering of the equity securities of the Surviving Corporation, (y) thirty (30) days after the date on which the independent public accountants for the Surviving Corporation delivered a signed audit report for the audit of the Surviving Corporation on a consolidated basis for the fiscal year ending December 31, 2002 and (z) April 30, 2003.

                  14.2 INDEMNIFICATION. Subject to Section 14.1, notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Purchaser or Acquisition or of any knowledge or information that the Purchaser or Acquisition may have, the Principal Stockholders agree to indemnify and fully defend, save and hold the Purchaser, any Affiliate of the Purchaser, and their respective directors, officers, agents and employees (the "PURCHASER INDEMNITEES"), harmless in accordance with this Section 14.2 if any Purchaser Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys' fees), deficiency, interest, penalty, impositions, assessments or fines (collectively, "PURCHASER LOSSES") arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, one or more of the following:

                           (i)  any untruth or inaccuracy in any representation
or certification of the Seller or the Principal Stockholders or the breach of any warranty of the Seller or any of the

Principal Stockholders contained in this Agreement or in any certificate delivered to the Purchaser in connection with the Closing; or

                           (ii)  any failure of the Seller duly to perform or
observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of the Seller to be performed or observed;

PROVIDED, HOWEVER, that (a) for purposes of determining the existence of any untruth or inaccuracy in any representation or certification, breach of warranty, or nonfulfillment of any term, provision, covenant, agreement or condition, or calculating the amount of any Purchaser Losses incurred in connection with any such untruth, inaccuracy, breach or nonfulfillment, any and all references to materiality or Material Adverse Effect shall be disregarded;
(b) the Purchaser Indemnitees shall have no right to any payment under Section 14.2(i) unless the aggregate amount to which all Purchaser Indemnitees are entitled by reason of all such claims under Sections 14.2(i) exceeds $1,000,000, it being understood that once such amount is exceeded, the aggregate of all such claims shall be payable on demand by the Purchaser from the first dollar of Purchaser Losses; (c) the aggregate amount that the Purchaser Indemnitees shall be entitled to under this Section 14.2 shall not exceed $28,500,000; (d) except as provided in clause (e) below, no Principal Stockholder shall have any obligation to pay Purchaser Losses that, either individually or in the aggregate, exceed such Principal Stockholder's Principal Stockholder Percentage (as defined below) of such Purchaser Losses; and (e) the Principal Stockholders listed in Schedule I hereto as members of a group will be deemed to be one Principal Stockholder whose Principal Stockholder Percentage is the sum of the Principal Stockholder Percentages of each Principal Stockholder in the group and each Principal Stockholder in the group will be jointly and severally liable among the group to which it belongs to pay Purchaser Losses up to the amount of the applicable group's Principal Stockholder Percentage of such Purchaser Losses. For purposes of this Section 14.2, "Principal Stockholder Percentage" shall mean the percentage set forth under the heading "Principal Stockholder Percentage" next to each Principal Stockholder's name on Schedule I to this Agreement.

                  14.3 PROCEDURES FOR INDEMNIFICATION. If a Purchaser Indemnitee asserts that it is entitled to indemnification under this Article XIV, or if any suit, action, investigation, claim or proceeding (each, a "PROCEEDING") is begun, made or instituted as a result of which the Purchaser Indemnitee may become entitled to indemnification hereunder, such Purchaser Indemnitee shall give prompt written notice to the Principal Stockholders; PROVIDED, HOWEVER, that no delay on the part of the Purchaser Indemnitee in notifying the Principal Stockholders shall relieve the Principal Stockholders from any obligation hereunder unless, and then solely to the extent that, the Principal Stockholders are materially prejudiced thereby. The Principal Stockholders shall defend, contest or otherwise protect the Purchaser Indemnitee against any such Proceeding at their sole cost and expense. The Purchaser Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Purchaser Indemnitee's choice and shall in any event cooperate with and assist the Principal Stockholders to the extent reasonably possible. If the Principal Stockholders fail timely to defend, contest or otherwise protect against such Proceeding, the Purchaser Indemnitee shall have the right to do so, and the Purchaser Indemnitee shall be entitled to recover the entire cost thereof, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such Proceeding. If the Principal Stockholders assume the defense of any Proceeding, (i) no compromise or settlement of such claims may be effected without the Purchaser' consent, which shall not be unreasonably withheld, unless (x) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any Person and no effect on any other claims that may be made against Purchaser Indemnitee and (y) the sole relief provided is monetary damages that are paid in full by the Principal Stockholders; and (ii) the Purchaser Indemnitees will have no liability with respect to any compromise or settlement of such claims effected without the Purchaser Indemnitee's consent.

                  14.4 EXCLUSIVE REMEDY. Absent fraud, the remedies provided in this Article XIV shall be the sole and exclusive remedies which the Purchaser shall have from and after the Effective Time for any breach of the representations, warranties, terms, provisions, covenants, agreements and conditions contained in this Agreement.

                  14.5 PURCHASER CONSIDERATION ADJUSTMENT. Any payment made under this Article XIV shall be treated as an adjustment to the Purchaser Consideration for federal, state and local income tax purposes.

                                   ARTICLE XV
                               TAX INDEMNIFICATION

                  15.1 INDEMNIFICATION. The Surviving Corporation shall indemnify (on an after-tax basis) and fully defend, save and hold each Retaining Stockholder harmless from and against any federal, state or local income Tax liability attributable to the treatment of any portion of the Purchaser Consideration paid to such Retaining Stockholder (other than in the form of common stock or preferred stock convertible into common stock) as a distribution of property to which Section 301(c)(1) of the Code applies. Any payment by the Surviving Corporation under this Section 15.1 shall be due and payable no earlier than 15 days before such Tax is due.

                  15.2 CALCULATION OF INDEMNIFICATION. If the amount with respect to which any claim is made under this Article XV (a "TAX INDEMNITY CLAIM") gives rise to a currently realizable Tax Benefit (as defined below) to the Retaining Stockholder making the Tax Indemnity Claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to such Retaining Stockholder. To the extent such Tax Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Tax Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the Retaining Stockholder that made the Tax Indemnity Claim, such Retaining Stockholder shall refund to the Surviving Corporation the amount of such Tax Benefit when, as and if realized. For purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Tax Indemnity Claim. For purposes of this Section 15.2, a "Tax Benefit" means an amount by which the income Tax liability of the Retaining Stockholder (or group of corporations including the Retaining Stockholders) is actually reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. For purposes of this
Section 15.2, a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any Tax Return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Tax Indemnity Claim.

                  15.3 CONSISTENT REPORTING. In the event of a Restructuring (as defined below), each Retaining Stockholder shall (i) report for federal, state and local income Tax purposes any gain attributable to the receipt of any Purchaser Consideration subject to Section 15.1 as gain from the exchange of property and not as a distribution of property to which Section 301(c)(1) of the Code applies unless such Retaining Stockholder provides the Purchaser with an opinion of tax counsel, reasonably acceptable to the Purchaser, that such reporting position lacks "substantial authority" within the meaning of Section 6662 of the Code and (ii) take no position contrary thereto in any audit or other dispute with any taxing authority.

                  15.4 COOPERATION IN STRUCTURING PAYMENT OF PURCHASER CONSIDERATION. The Retaining Stockholders, the Seller and the Purchaser agree to cooperate in good faith between the date hereof and the Effective Time to structure the issuance of any Strip Securities to the Retaining Stockholders in a manner that minimizes any indemnification obligations of the Surviving Corporation under Section 15.1 hereof, whether through amendment of this Agreement or otherwise (the "RESTRUCTURING"), PROVIDED, HOWEVER, that any such Restructuring shall not materially alter the pre-Tax economic terms of or underlying securities with respect to the Purchaser Consideration payable to the Retaining Stockholders.

                  15.5 TREATMENT OF INDEMNIFICATION PAYMENTS. The Surviving Corporation shall not treat any payment under this Section 15.1 as compensation for services for federal or state income Tax purposes nor take any position contrary thereto in connection with any Tax Return, Tax audit or similar proceedings.

                                   ARTICLE XIV
                               GENERAL PROVISIONS

         16.      GENERAL PROVISIONS.

                  16.1 WAIVER OF CONDITIONS. The parties shall have the right to waive any part or all of any one or more of the conditions to their performance set forth in this Agreement and, upon such waiver, the waiving party may proceed with the consummation of the transactions contemplated by this Agreement. It is expressly understood that a waiver shall not constitute a waiver of any rights the waiving party may have by reason of the breach by the other party of any other warranty, covenant or agreement or by reason of any misrepresentation made by the other party.

                  16.2 FURTHER ASSURANCES. Each of the parties shall execute all documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of and the transactions contemplated by this Agreement.

                  16.3 ENTIRE AGREEMENT. This Agreement (including Exhibits and Schedules) and the Voting, Sale and Retention Agreement contain the entire agreement of the parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, written or oral, with respect thereto.

                  16.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

                  16.5 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all of the parties.

                  16.6 GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. THE PARTIES HERETO IRREVOCABLY ELECT AS THE SOLE JUDICIAL FORUM FOR THE ADJUDICATION OF ANY MATTERS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND CONSENT TO THE JURISDICTION OF, THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK.

                  16.7 NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and delivered personally or by a recognized overnight courier (such as Federal Express), sent by certified or registered mail, postage prepaid, return receipt requested (deemed delivered 5 business days after the date sent) or sent by telecopy (deemed delivered on the next business day after transmission), addressed as follows:

                  (a)      If to the Purchaser or Acquisition, to:

                           c/o Warburg, Pincus Equity Partners, L.P.
                           466 Lexington Avenue
                           New York, NY 10017
                           Attention: Joel Ackerman and David J. Wenstrup
                           Facsimile: (212) 878-9351

                           with a copy to:

                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, NY 10019
                           Attention: Steven J. Gartner
                           Facsimile: (212) 728-9222

                  (b) If to the Principal Stockholders, at the address or facsimile number set forth on Schedule I hereto.

                  (c)      If to the Seller, to:

                           MSN Holdings, Inc.
                           901 Yamato Road, Suite 110
                           Boca Raton, FL 33431
                           Attention: Robert J. Adamson
                           Facsimile: (561) 226-9002

                           with a copy to:

                           Steel Hector & Davis LLP
                           1900 Phillips Point West
                           777 South Flagler Drive
                           West Palm Beach, FL 33401
                           Attention: Kim A. Hines, Esq.
                           Facsimile: (561) 655-1509

         Any party may by notice given in accordance with this Section to the other party designate another address or Person for receipt of notices.

                  16.8 CONFIDENTIALITY; PUBLICITY. The Purchaser acknowledges and agrees that nothing in this Agreement shall supersede or modify the obligations of the Purchaser under the Confidentiality Agreement dated May 18, 2001, as amended August 8, 2001, between the Purchaser and Lehman Brothers acting on behalf of the Subsidiary. Except as otherwise required by applicable law, prior to the Closing, no party to this Agreement shall issue or cause the publication of any press release or other public announcement concerning this Agreement or the transactions contemplated by this Agreement without prior consultation with and approval of the other parties.

                  16.9 AMENDMENTS AND WAIVERS; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                  16.10 EXHIBITS AND SCHEDULES. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses,

Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                  16.11 HEADINGS. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                  16.12 SEVERABILITY. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the parties.

                  16.13 ASSIGNMENT. No party may assign or delegate any of its rights or duties to this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; PROVIDED, however, that the Purchaser may assign its rights hereunder to any of its Affiliates and to any lenders providing financing to the Purchaser or the Surviving Corporation for collateral security purposes.

                  16.14 ATTORNEYS' FEES; EXPENSES. If litigation is brought concerning this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall upon final judgment and the expiration of all appeals immediately pay upon demand, all reasonable attorneys' fees and expenses of the prevailing party. Each of the Seller, the Subsidiary, the Principal Stockholders, the Purchaser and Acquisition shall pay or be responsible for their own expenses in connection with transactions contemplated by this Agreement, unless the Closing occurs, in which case the Surviving Corporation shall pay the Purchaser's out-of-pocket expenses, including without limitation any commitment or other fees relating to financing and the fees and disbursements of counsel. Except as set forth in the first sentence in this Section 16.14, neither the Seller, the Subsidiary, the Purchaser nor Acquisition shall pay or be responsible for any expenses of the Principal Stockholders including, without limitation, any fees and expenses of any of the Principal Stockholders.

                  16.15 CERTAIN DEFINITIONS. For purposes of this Agreement, (i) "PERSON" means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind, (ii) "AFFILIATE" means any Person controlling, controlled by or under common control with a party to this Agreement, and any officer, director or stockholder of a party to this Agreement and (iii) "KNOWLEDGE OF THE SELLER", "TO THE SELLER'S KNOWLEDGE," or language of similar import shall mean the knowledge of any officers of the Seller or the Subsidiary after commercially reasonable inquiry.

                  16.16 WAIVER OF JURY TRIAL. IF LITIGATION IS BROUGHT TO ENFORCE THIS AGREEMENT, EACH OF THE PARTIES KNOWINGLY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY. THE PARTIES AGREE THIS PROVISION IS A MATERIAL INDUCEMENT TO THE PARTIES' ENTERING INTO THIS AGREEMENT.

   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. NEXT PAGE IS SIGNATURE PAGE.]

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                                PURCHASER:

                                WARBURG, PINCUS PRIVATE EQUITY VIII, L.P.

                                By: Warburg, Pincus & Co., its general partner


                                By: /s/ David J. Wenstrup
                                    ----------------------
                                     Name:  David J. Wenstrup
                                     Title: Managing Director



                                ACQUISITION:

                                MSN ACQUISITION CORP.


                                By: /s/ David J. Wenstrup
                                    ----------------------
                                     Name:  David J. Wenstrup
                                     Title: President



                                SELLER:

                                MSN HOLDINGS, INC.


                                By: /s/ Robert J. Adamson
                                    ----------------------
                                     Name:  Robert J. Adamson
                                     Title: Chief Executive Officer

            [Signatures of Principal Stockholders on following pages]

                                PRINCIPAL STOCKHOLDERS:

                                SSP INVESTMENT PARTNERS, L.P.

                                By:  Edward Y. Albert, Jr., its general partner


                                By: /s/ Edward Y. Albert, Jr.
                                    -------------------------------
                                     Name:  Edward Y. Albert
                                     Title: Managing General Partner



                                KENNEDY PLAZA PARTNERS

                                By:  Scott F. Hilinski, its general partner


                                By: /s/ Scott F. Hilinski
                                    -------------------------------
                                     Name:  Scott F. Hilinski
                                     Title: General Partner



                                CHISHOLM PARTNERS III, L.P.

                                By:  Silverado III, L.P., its General Partner
                                By:  Silverado III, Corp., its General Partner


                                By: /s/ Scott F. Hilinski
                                    -------------------------------
                                     Name:  Scott F. Hilinski
                                     Title: Vice President



                                FLEET VENTURE RESOURCES, INC.


                                By: /s/ Scott F. Hilinski
                                    -------------------------------
                                     Name:  Scott F. Hilinski
                                     Title: Under Power of Attorney
                                            Dated 8/4/00

                                FLEET EQUITY PARTNERS VI, L.P.

                                By:  Silverado IV Corp., a general partner


                                By: /s/ Scott F. Hilinski
                                    -------------------------------
                                     Name:  Scott F. Hilinski
                                     Title: Vice President



                                PIPER JAFFRAY HEALTHCARE FUND II, L.P.

                                By:  Piper Jaffray Healthcare Management
                                     L.P., its general partner

                                By: Piper Jaffray Ventures, Inc., its general partner


                                By: /s/ Kenneth E. Higgins
                                    -------------------------------
                                     Name:  Kenneth E. Higgins
                                     Title: Managing Director



                                PIPER JAFFRAY HEALTHCARE FUND III, L.P.

                                By:  Piper Jaffray Healthcare Management
                                     III, L.P., its general partner

                                By: Piper Ventures Capital, Inc., its general partner


                                By: /s/ Kenneth E. Higgins
                                    -------------------------------
                                     Name:  Kenneth E. Higgins
                                     Title: Managing Director


                                /s/ Robert Adamson
                                -----------------------------------
                                Robert Adamson

                                /s/ Edward Albert, Jr.
                                -----------------------------------
                                Edward Albert, Jr.



                                /s/ Patrick Barber
                                -----------------------------------
                                Patrick Barber


                                /s/ Stephen Barber
                                -----------------------------------
                                Stephen Barber


                                /s/ Casimer Danielowski, Jr.
                                -----------------------------------
                                Casimer Danielowski, Jr.


                                /s/ Kevin Little
                                -----------------------------------
                                Kevin Little


                                /s/ Patricia Donohoe
                                -----------------------------------
                                Patricia Donohoe


                                /s/ Samuel Mencoff
                                -----------------------------------
                                Samuel Mencoff